Exhibit 4.68
SECOND SUPPLEMENTAL INDENTURE
Second Supplemental Indenture (this “Supplemental Indenture”), dated as of November 25, 2024, among (i) Spirit IP Cayman Ltd. (“Brand Issuer”) and Spirit Loyalty Cayman Ltd. (“Loyalty Issuer” together with Brand Issuer, the “Co-Issuers”), (ii) Spirit Airlines, Inc., Spirit Finance Cayman 1 Ltd. and Spirit Finance Cayman 2 Ltd. (collectively, the “Guarantors”) and (iii) Wilmington Trust, National Association, as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, each of the Co-Issuers and the Guarantors has heretofore executed and delivered to the Trustee and Wilmington Trust, National Association, as collateral custodian, an indenture, dated as of September 17, 2020 (the “Original Indenture,” as further amended and supplemented by that First Supplemental Indenture, dated November 17, 2022, collectively, the “Indenture”), providing for the initial issuance of $850,000,000 of 8.00% Senior Secured Notes due 2025 (the “Initial Notes”), of which $340,000,000 was redeemed on May 10, 2021, and the subsequent issuance of an aggregate principal amount of $600,000,000 of Additional Notes on November 17, 2022 (the “Additional Notes,” and together with the Initial Notes, the “Existing Notes”);
WHEREAS, the Co-Issuers have authorized the execution and delivery of this Supplemental Indenture for the purpose of amending certain provisions of the Indenture;
WHEREAS, pursuant to Section 9.02(a) of the Indenture, the Co-Issuers and the Trustee may, unless otherwise provided in the Indenture, amend or supplement the Indenture with the consent of the Holders holding more than 50.00% of the aggregate outstanding principal amount of the Existing Notes voting as a single class;
WHEREAS, pursuant to Section 9.02(e)(iv), the consent of the Holders holding no less than 66.67% of the aggregate outstanding principal amount of the Existing Notes, voting as a single class, are required to amend Section 4.20 of the Indenture.
WHEREAS, as of November 25, 2024, the Co-Issuers and the Guarantors have received and caused to be delivered to the Trustee evidence of receipt of the requisite consent from Holders to amend the Indenture as set forth herein; and
WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the Co-Issuers and the Guarantors, and all conditions necessary to make this Supplemental Indenture a valid and binding agreement of the Co-Issuers and Guarantors, enforceable in accordance with its terms, have been duly performed and complied with;
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Existing Notes as follows:
(1)    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)    Definitions. Any definitions used exclusively in the provisions of the Indenture or the Existing Notes that are deleted pursuant to the amendments set forth under this Supplemental Indenture, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Existing Notes, and all textual references in the Indenture and the Existing Notes exclusively relating to paragraphs, Sections, Articles or other terms or provisions of the Indenture that have been otherwise deleted pursuant to this Supplemental Indenture are hereby deleted in their entirety.
(3)    Amendments to the Indenture.
(i) Section 4.13(c)(xxiv) shall be amended to add the text marked in bold and delete the text marked with a strikethrough below:
(xxiv) ~~(A) institute proceedings to be adjudicated bankrupt or insolvent, (B) institute or~~ consent to the institution of bankruptcy, winding up or insolvency proceedings against it,
(C) file a petition seeking or consent to reorganization or relief under any applicable federal ~~or state law relating to bankruptcy or insolvency,~~ (A~~D~~) seek or consent to the appointment of a receiver, liquidator, provisional liquidator, assignee, trustee, sequestrator, collateral agent or any similar official for any SPV Party, (B~~E~~) make any general assignment for the benefit of any SPV Party’s creditors, ~~(F) admit in writing its inability to pay its debts generally as they become due,~~ or (C~~G~~) take any corporate action to approve any of the foregoing; or
(iii) Section 4.20 shall be amended to add the text marked in bold and delete the text marked with a strikethrough below
Section 4.20 Specified Organizational Documents. ~~No Obligor shall amend, modify or~~ waive any Special Purpose Provision in any Specified Organizational Document. No Obligor shall amend, modify or waive any other provision of any Specified Organizational ~~Document in a manner adverse to the Holders.~~ [Reserved].
(iii)    Section 13.08 shall be amended by deleting the text marked with a strikethrough below:

Section 13.08 Limited Recourse~~; Non-Petition~~. Notwithstanding any other provision of this Indenture or any other document to which it may be a party, the obligations of each SPV Party from time to time and at any time hereunder are limited recourse obligations of such SPV Party and are payable solely from the assets thereof available at such time and amounts derived therefrom and following realization of the assets of such SPV Party, and application of the Proceeds (including proceeds of assets upon which a Lien was purported to be granted) thereof in accordance with this Indenture and the other Collateral Documents, all obligations of and any remaining claims against such SPV Party hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder, or incorporator of the SPV Parties, their respective Affiliates or their respective successors or assigns for any amounts payable hereunder other than any guaranty by such shareholder expressly provided in the Transaction Documents.

~~Notwithstanding any other provision of this Indenture, no Person may, prior to the date which is one year (or if longer, any applicable preference period) and one day after the Discharge of Senior Secured Debt Obligations, institute against, or join any other Person in instituting against, any SPV Party any insolvency or liquidation proceeding, or other proceedings under Cayman Islands, U.S. federal or state bankruptcy or similar laws.~~ Nothing in this Section 13.08 shall preclude, or be deemed to estop, the parties hereto (i) from taking any action ~~prior to the expiration of the aforementioned period~~ in (A) any case or insolvency or liquidation proceeding voluntarily filed or commenced by any SPV Party or (B) any involuntary insolvency or liquidation proceeding filed or commenced by any non-affiliated Person, or (ii) from commencing against any SPV Party or any of their respective property any legal action which is not an insolvency or liquidation proceeding. It is understood that the foregoing provisions of this Section shall not (x) prevent recourse to the assets of the SPV Parties (including the Collateral) or (y) constitute a waiver, release or discharge of any Indebtedness or obligation secured hereby until all assets of SPV Parties (including the Collateral) have been realized. It is further understood that the foregoing provisions of this Section 13.08 shall not limit the right of any Person to name any SPV Party as a party defendant in any proceeding or in the exercise of any other remedy hereunder, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Persons.
(iv)    To the degree any other provision of the Indenture purports to prohibit or would prevent an SPV Party from (A) instituting proceedings to be adjudicated bankrupt or insolvent,
(B) instituting or consenting to the institution of bankruptcy, to winding up or insolvency proceedings against it, or (C) filing a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, such provision is hereby deleted in its entirety.
(4)    Execution and Delivery. Each Co-Issuer and Guarantor represents and warrants to the Trustee and agrees that it has all the requisite corporate or other power and authority to execute, deliver and perform its obligations under this Supplemental Indenture, this Supplemental Indenture has been duly and validly executed and delivered and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and the terms of the Indenture.
(5)    Governing Law. THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE EXISTING NOTES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
(6)    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes.
(7)    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
(8)    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Co-Issuers and the Guarantors.
(9)    Successors. All agreements of the Co-Issuers and the Guarantors in this Supplemental Indenture shall bind their respective successors, except as otherwise provided in this Supplemental Indenture and the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its respective successors.
(10)    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby.
(11)    Direction to Trustee. By its signature below, each of the Co-Issuers and the Guarantors hereby authorizes and directs the Trustee to execute this Supplemental Indenture and take any and all action necessary or advisable and requested to effect the transactions contemplated hereby.
[Signature Pages Follow]

IN WITNESS    WHEREOF,    the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

SPIRIT IP CAYMAN LTD.

By: /s/ Thomas Canfield
Name: Thomas Canfield
Title: Director

SPIRIT LOYALTY CAYMAN LTD.

By: /s/ Thomas Canfield
Name: Thomas Canfield
Title: Director

SPIRIT AIRLINES, INC.

By: /s/ Fred Cromer
Name: Fred Cromer
Title: Chief Financial Officer

SPIRIT FINANCE CAYMAN 1 LTD.

By: /s/ Thomas Canfield
Name: Thomas Canfield
Title: Director

SPIRIT FINANCE CAYMAN 2 LTD.

By: /s/ Thomas Canfield
Name: Thomas Canfield
Title: Director
[Signature Page to Second Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By: /s/ Denise Thomas
Name: Denise Thomas
Title: Assistant Vice President
[Signature Page to Second Supplemental Indenture]